Exhibit 99.1

40 Enterprise Boulevard

PO Box 9300

Bozeman, MT 59718-9300

406.522.4200 P

406.522.4227 F

FOR IMMEDIATE RELEASE

For Further Information, Contact:
Investor Relations:	Corporate Communications:
Todd Friedman or Stacie Bosinoff	Jason Treu
The Blueshirt Group	RightNow Technologies
415.217.5869/5868	972.232.3977 Desk
todd@blueshirtgroup.com	214.893.3096 Cell
Stacie@blueshirtgroup.com	jtreu@rightnow.com

RIGHTNOW TECHNOLOGIES REPORTS

FOURTH QUARTER and FULL YEAR 2005 FINANCIAL RESULTS

BOZEMAN, MONT. (January 30, 2006)—RightNow®Technologies, Inc. (NASDAQ: RNOW), today announced results for the fourth quarter and fiscal year ended December 31, 2005.  RightNow reported consolidated revenue of $24.6 million for the fourth quarter of 2005, an increase of 39 percent compared to the fourth quarter of 2004.

Fourth quarter 2005 net income was $3.0 million, or $0.09 per diluted share, compared to net income of $1.3 million, or $0.04 per diluted share, in the fourth quarter of 2004.

Revenue for the year ended December 31, 2005 was $87.1 million, an increase of 41 percent from $61.8 million for the year ended December 31, 2004. Net income for the year ended December 31, 2005 was $7.7 million, or $0.23 per diluted share, compared to net income of $3.4 million, or $0.12 per diluted share, for the year ended December 31, 2004.

At December 31, 2005 deferred revenue totaled $67.9 million, or 38% percent more than one year earlier.  Cash from operations for the year ended December 31, 2005 was $14.9 million as compared to $6.7 million for the similar period of 2004.

“The fourth quarter culminated an outstanding year for RightNow,” Greg Gianforte, founder and CEO said.  “Our willingness to be accountable for our customers’ success is the driver behind our 90+ percent customer retention and high level of repeat business.  In 2005, RightNow formed the backbone for more than 740 million customer interactions with 99.98 percent uptime during the year, including record volumes in the holiday season that highlights our enterprise-class scalability and mission critical nature.  As we look forward to 2006, we believe RightNow’s leadership in the global 2000 will continue to set the standard for enterprise-class on demand CRM solutions.”

Susan Carstensen, CFO, added, “Total bookings grew 40% over 2004 and exceeded $100 million for the first time.  Importantly, more than half our revenue came from companies with greater than $1 billion in revenue and government organizations.  On the strength of this performance we are reiterating our guidance for bookings growth of 40 to 50 percent in 2006.”

Guidance

☐            For the first quarter of 2006, total revenue is expected to be in the range of $24 to $25 million.  GAAP diluted EPS, which includes the effect of newly adopted stock-based compensation accounting standard and related taxes, is expected to be in the range of $(0.02) to $0.00 cents.   Excluding the effect of stock-based compensation, non GAAP diluted EPS is expected to be in the range of $0.01 to $0.03 cents.

☐            For the full year 2006, revenue is expected to be in the range of $115 to $120 million, and GAAP diluted EPS in the range of $0.06 to $0.11 cents.  Excluding the effect of stock-based compensation, non GAAP diluted EPS for the year is expected to be in the range of $0.20 to $0.25 cents.

Quarterly Conference Call

RightNow Technologies will discuss its quarterly results via teleconference at 4:30 p.m. (ET)/2:30 p.m. (MT) today, January 30, 2006. To access the call, please dial (800) 810-0924 at least five minutes prior to the start time.  An audio webcast of the call will also be available at www.shareholder.com/rnow/medialist.cfm. A replay of today’s conference call will be available by calling (719) 457-0820, or (888) 203-1112, or on the company Web site at www.rightnow.com, under the Investor Webcasts menu, by 5:30 p.m. (MT) on January 30, 2006.  The replay will be available through Monday, February 13, 2006.

Historical Financial and Supplementary Information

Current quarter consolidated financial statements and a reconciliation of GAAP 2006 earnings guidance to non GAAP earnings are included with this press release.  To view the company’s historical quarterly consolidated financial statements and supplementary data, including stock-based compensation disclosures pursuant to SFAS 123, please visit www.rightnow.com.

About RightNow Technologies, Inc.

RightNow (NASDAQ: RNOW) provides organizations with industry-leading on demand CRM solutions to build customer-focused businesses. RightNow’s acclaimed technology, comprehensive services and commitment to customer success deliver high returns on investment for its customers.  More than 1,400 organizations worldwide use RightNow solutions including British Airways, British Telecom, Cisco Systems, Continental Tire North America, John Deere, Nikon and the Social Security Administration.  Founded in 1997, RightNow is headquartered in Bozeman, Montana, with additional offices in North America, Europe and Asia. For further information, please visit www.rightnow.com.

RightNow is a registered trademark of RightNow Technologies, Inc. NASDAQ is a registered trademark of the NASDAQ Stock Market.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements.  These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change.  Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future strategic plans.  These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, risks associated with our business model; our ability to develop or acquire, and gain market acceptance for new products, including our new sales and marketing and voice automation products, in a cost-effective and timely manner; the gain or loss of key customers; competitive pressures; our ability to expand operations; fluctuations in our operating results due to changes in our mix of revenues, and our rate of growth; fluctuations in our earnings as a result of the impact of stock-based compensation expense; interruptions or delays in our hosting operations, breaches of our security measures; our ability to protect our intellectual property from infringement, and to avoid infringing the intellectual property rights of third parties; and our ability to expand, retain and motivate our employees and manage our growth. Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission.  The forward-looking statements in this release speak only as of the date they are made.  We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

FRNOW

RightNow Technologies, Inc.

Consolidated Balance Sheets

(In thousands) (Unaudited)

	Dec 31, 2005	Dec 31, 2004
Assets
Cash and cash equivalents	$40,874	$18,944
Short-term investments	23,314	31,188

Accounts receivable	25,462	16,939
Term receivables, current	15,376	10,090
Allowance for doubtful accounts	(2,209)	(1,581)
Net receivables	38,629	25,448

Prepaid and other current assets	1,993	1,255
Total current assets	104,810	76,835

Property and equipment, net	6,451	4,393
Term receivables, non-current	10,697	5,756
Intangible assets, net	1,487	1,113
Other	231	212

Total Assets	$123,676	$88,309

Liabilities and Stockholders’ Equity
Accounts payable	$2,308	$1,720
Commissions and bonuses payable	2,910	2,648
Other accrued liabilities	5,733	3,715
Current portion of long-term debt	30	—
Current portion of deferred revenue	48,673	36,020
Total current liabilities	59,654	44,103

Long-term debt, net of current portion	117	—
Deferred revenue, net of current portion	19,250	13,105

Stockholders’ equity:
Common stock	32	29
Warrants	—	291
Additional paid-in capital	78,312	72,367
Accumulated other comprehensive income (loss)	(401)	(605)
Accumulated deficit	(33,288)	(40,981)
Total stockholders’ equity	44,655	31,101

Total Liabilities and Stockholders’ Equity	$123,676	$88,309

RightNow Technologies, Inc.

Consolidated Operating Statements

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenue:
Software, hosting and support	$19,201	$14,359	$67,944	$49,764
Professional services	5,373	3,360	19,204	12,000
Total revenue	24,574	17,719	87,148	61,764

Cost of revenue:
Software, hosting and support	2,518	1,797	9,111	6,741
Professional services	3,355	2,344	11,956	7,206
Total cost of revenue	5,873	4,141	21,067	13,947

Gross profit	18,701	13,578	66,081	47,817

Operating expenses:
Sales and marketing	11,421	9,046	42,683	31,986
Research and development	2,904	2,167	10,428	7,807
General and administrative	1,822	1,288	6,445	4,621
Total operating expenses	16,147	12,501	59,556	44,414

Income from operations	2,554	1,077	6,525	3,403

Interest and other income (expense), net	583	226	1,646	146

Income before income taxes	3,137	1,303	8,171	3,549
Provision for income taxes	(147)	(8)	(478)	(100)
Net income	$2,990	$1,295	$7,693	$3,449

Net income per share:
Basic	$0.09	$0.04	$0.25	$0.17
Diluted	$0.09	$0.04	$0.23	$0.12

Shares used in the computation:
Basic	31,652	29,005	30,631	20,738
Diluted	34,199	33,665	33,695	29,177

RightNow Technologies, Inc.

Consolidated Statements of Cash Flows

(In thousands) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Operating activities:
Net income	$2,990	$1,295	$7,693	$3,449
Non-cash adjustments:
Depreciation and amortization	944	585	3,406	2,666
Provision for losses on accounts receivable	161	(62)	421	489
Deferred income taxes	148	—	366	—
Changes in operating accounts:
Receivables	(4,796)	(3,550)	(19,136)	(14,644)
Prepaid and other current assets	(208)	408	(794)	(733)
Accounts payable	339	316	744	683
Commissions and bonuses payable	(423)	390	309	988
Other accrued liabilities	163	164	2,186	1,347
Deferred revenue	4,484	4,191	19,767	13,408
Other	42	(417)	(67)	(915)
Cash provided by operating activities	3,844	3,320	14,895	6,738

Investing activities:
Net change in short-term investments	(2,431)	(5,245)	7,872	(31,188)
Acquisition of property and equipment	(1,697)	(957)	(4,969)	(3,580)
Acquisition of intangible assets	(10)	(190)	(1,045)	(691)
Other	—	2	8	3
Cash provided (used) by investing activities	(4,138)	(6,390)	1,866	(35,456)

Financing activities:
Proceeds from long-term debt	—	—	162	1,675
Proceeds from issuance of common stock:
Initial public offering, less offering costs	—	(715)	—	39,972
Employee stock options and stock purchase plan	1,706	870	5,278	1,176
Repurchase of common stock	—	—	—	(2)
Payments on long-term debt	(7)	(15)	(15)	(3,588)
Cash provided by financing activities	1,699	140	5,425	39,233

Effect of foreign exchange rates on cash and cash equivalents	(125)	68	(256)	69

Increase (decrease) in cash and cash equivalents	1,280	(2,862)	21,930	10,584

Cash and cash equivalents at beginning of period	39,594	21,806	18,944	8,360
Cash and cash equivalents at end of period	$40,874	$18,944	$40,874	$18,944

RightNow Technologies, Inc.

Reconciliation of Forward-Looking Guidance for Non-GAAP Measurements

(Amounts in thousands, except EPS) (Unaudited)

	Non-GAAP Guidance			GAAP Guidance
	From	To	Adjustment	From	To
First quarter ending March 31, 2006
Net income (loss)	$300	$1,000	$(900)[a]	$(600)	$100
Diluted EPS	$0.01	$0.03	$(0.03)[b]	$(0.02)	$0.00
Diluted shares	34,800	34,800	—	34,800	34,800

Year ending December 31, 2006
Net income (loss)	7,100	8,900	$(5,000)[a]	2,100	3,900
Diluted EPS	$0.20	$0.25	$(.14)[b]	$0.06	$0.11
Diluted shares	35,100	35,100	—	35,100	35,100

[a] Estimated stock-based compensation expense to be recorded upon the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payments, (“SFAS 123R”) which is effective for periods beginning January 1, 2006.  Periods prior to 2006 do not include stock-based compensation expense.

[b] Estimated per diluted share effect of stock-based compensation noted in [a].

About Non-GAAP Financial Measures

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies.

RightNow’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding RightNow’s operating results because they facilitate the comparison of results for future periods with results from past periods.  RightNow will adopt SFAS 123R on January 1, 2006 using the modified prospective method.  Results for prior periods will not be restated to conform with the 2006 presentation.  We are providing guidance on diluted EPS, both including and excluding the estimated stock-based compensation expense for 2006, so that it may be compared to 2005 and prior years.